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                                October 14, 1998



(303) 298-5700                                                    C 18787-00004

Convergent Communications, Inc.
400 Inverness Drive South
Suite 400
Englewood, CO  80112

     Re: CONVERGENT COMMUNICATIONS, INC.

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Convergent Communications, Inc., a
Colorado corporation (the "Company"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the proposed issuance of up to $160,000 aggregate principal amount of the Company's 13% Series B Senior Notes in exchange for a like principal amount of the Company's outstanding 13% Senior Notes.

     We hereby confirm our opinions set forth in the Registration Statement under the caption "United States Federal Income Tax Considerations."

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions "Legal Matters" and "United States Federal Income Tax Considerations." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            GIBSON, DUNN & CRUTCHER LLP

EA982860.024/ 1+